SECOND AMENDMENT TO CREDIT AGREEMENT

        THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of this 16th day of December, 2003, among PSS World Medical, Inc., a Florida corporation (“PSS”), Gulf South Medical Supply, Inc., a Delaware corporation (“Gulf South”), and Physician Sales & Services Limited Partnership, a Florida limited partnership (“PSS LP”); PSS, Gulf South and PSS LP are referred to hereinafter each individually as a “Borrower” and collectively as “Borrowers”), PSS Holding, Inc., a Florida corporation (“PSS Holding”), PSS Service, Inc., a Florida corporation (“PSS Service”), Physician Sales & Service, Inc., a Florida corporation (“Physician Sales & Service”), Highpoint Holdings, Inc., a Nevada corporation (“Highpoint”), Highpoint Healthcare Distribution, Inc., a Nevada corporation (“Highpoint Healthcare”), Gulf South Reimbursement Services, Inc., a Florida corporation (“Gulf South Reimbursement”), RBG Holdings, Inc., a Tennessee corporation (“RGB”), ProClaim, Inc., a Tennessee corporation (“ProClaim”), Ancillary Management Solutions, Inc., a Tennessee corporation (“Ancillary”), and ThriftyMed, Inc., a Florida corporation (“ThriftyMed”; PSS Holding, PSS Service, Physician Sales & Service, Highpoint, Highpoint Healthcare, Gulf South Reimbursement, RBG, ProClaim, Ancillary and ThriftyMed are referred to hereinafter each individually as a “Guarantor” and collectively as “Guarantors”), the Lenders party to this Amendment (the “Lenders”), and Bank of America, N.A., as Agent for the Lenders (the “Agent”).

W I T N E S S E T H :

        WHEREAS, Borrowers, Guarantors, the Lenders and the Agent entered into that certain Credit Agreement, dated as of May 20, 2003, pursuant to which the Lenders agreed to make certain loans to Borrowers (as amended, modified, supplemented and restated from time to time, the “Credit Agreement”); and

        WHEREAS, Borrowers, Guarantors, the Lenders and the Agent desire to enter into this Amendment for the purpose of amending the Credit Agreement in certain respects.

        NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1.        All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Credit Agreement.

    2.        The Credit Agreement is amended by deleting the definition of “Applicable Margin” and replacing it with the following in lieu thereof:

“Applicable Margin” means

(i)	with respect to Base Rate Loans and all other Obligations (other than LIBOR Loans), 0.25%; and

(ii)	with respect to LIBOR Loans, 2.25%.

        The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by the Leverage Ratio, commencing with the first day of the first calendar month that occurs more than 5 days after delivery of the Borrowers’ quarterly Financial Statements to Lenders for the fiscal quarter ending September 26, 2003. Adjustments in Applicable Margins shall be determined by reference to the following grids:

If the Ratio of Adjusted Funded Debt to EBITDA is:	Level of Applicable Margins:
› 3.5 to 1.0	Level I
> 3.0 to 1.0 but ‹ 3.5 to 1.0	Level II
> 2.5 to 1.0 but ‹ 3.0 to 1.0	Level III
> 2.0 to 1.0 but ‹ 2.5 to 1.0	Level IV
> 1.50 to 1.0 but ‹ 2.0 to 1.0	Level V
> 1.25 to 1.0 but ‹ 1.5 to 1.0	Level VI
‹ 1.25 to 1.0	Level VII

	Applicable Margins
	Level I	Level II	Level III	Level IV	Level V	Level VI	Level VII
Base Rate Loans	1.00%	0.75%	0.50%	0.25%	0.00%	0.00%	(0.25%)
LIBOR Loans	3.00%	2.75%	2.50%	2.25%	2.00%	1.75%	1.75%

        All adjustments in the Applicable Margins after the adjustments with respect to the fiscal quarter ending September 26, 2003 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to the Lenders of quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, the Borrowers shall deliver to the Agent and the Lenders a certificate, signed by a Designated Financial Officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. In the event that, subsequent to the setting of the Applicable Margins based on the Borrowers’ unaudited Financial Statements as of the end of the last fiscal quarter of any Fiscal Year, the Borrowers deliver their audited Financial Statements as of the end of such Fiscal Year and such audited Financial Statements call for a higher level set forth in the foregoing grid, such higher level shall apply retroactively to the date of the setting of the Applicable Margins based on such unaudited Financial Statements. Failure to timely deliver such Financial Statements shall, at the election of the Agent and in addition to any other remedy provided for in the Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, no reduction may occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

    3.        The Credit Agreement is amended by deleting the definition of “Maximum Inventory Loan Amount” and replacing it with the following in lieu thereof:

“Maximum Inventory Loan Amount” means $90,000,000.

    4.        The Credit Agreement is amended by deleting the definition of “Maximum Revolver Amount” and replacing it with the following in lieu thereof:

“Maximum Revolver Amount” means $200,000,000.

    5.        The Credit Agreement is amended by deleting the definition of “Permitted Acquisition” and replacing it with the following in lieu thereof:

        “Permitted Acquisition” means the acquisition by an Obligor of all or a substantial portion of the assets or equity interests of another Person in the same or a similar line of business to that conducted by the Obligors (the “Target”) so long as: (a) the Obligors shall provide the Agent notice of the proposed Acquisition, and such pro forma and historical financial statements and other information and documents relating to the proposed Acquisition as the Agent may request, at least 15 days prior to the date of the consummation of the proposed Acquisition; (b) the purchase price for such acquisition does not exceed $10,000,000 individually or $50,000,000 in the aggregate for all such acquisitions (it being understood that (i) purchase price shall include all cash paid at closing, all Debt described in Section 7.13(f), and all other purchase price consideration (other than good faith “earn out” consideration not intended as a substitute for cash consideration to circumvent the limitations contained in this definition) in connection with such acquisition, and (ii) such $50,000,000 aggregate amount shall be calculated by adding the purchase price from all acquisitions consummating on or after May 20, 2003 through and including the Termination Date); (c) no Default or Event of Default exists before or after giving effect to such acquisition; (d) after giving effect to the consummation of such acquisition (including any Loans made hereunder to finance such acquisition), Excess Availability is greater than $20,000,000; provided, that no assets of the Target shall be included in the calculation of Excess Availability for purposes of this clause (d) or otherwise until the Agent has completed a satisfactory field examination with respect to the Target and its assets (it being understood that, notwithstanding the completion of a satisfactory field examination, the Agent shall have the right, in its reasonable commercial discretion, to establish lower advance rates and/or reserves against the Accounts and Inventory of the Target and/or to elect not to include any such Accounts or Inventory as Eligible Accounts or Eligible Inventory); (e) after giving effect to the consummation of such Acquisition, the Borrowers are in compliance with the financial covenants set forth in Section 7.23 on a pro forma basis (it being understood that this requirement shall apply whether or not Excess Availability is greater than $25,000,000 after giving effect to the consummation of such Acquisition); provided, that such financial covenants shall be measured as of the most recently ended fiscal month for which the Borrowers have delivered the financial statements required under Section 5.2(b) or (c), as the case may be, for the twelve fiscal month period then ended; (f) the Accounts Payable Turnover, calculated as of the date of such proposed Acquisition and as of the most recently ended fiscal month for which the Borrowers have delivered the financial statements required under Section 5.2(b) or (c), as the case may be, shall not in either case exceed 45 days; (g) such acquisition does not involve a “hostile” takeover or tender offer; (h) a Responsible Officer delivers to the Agent a certificate (i) demonstrating compliance with clauses (d), (e) and (f) above, and (ii) stating that no Default or Event of Default exists before or after giving effect to such acquisition; (i) after giving effect to the consummation of such acquisition (including any Loans made hereunder to finance such acquisition) the Aggregate Revolver Outstandings shall not exceed the Maximum Revolver Amount minus $20,000,000; and (j) if the Target will become a Subsidiary of a Borrower in connection with such acquisition, the Borrowers and the Target shall cause the Target to become a Borrower (or, if the Agent requires, a Guarantor) hereunder and grant to the Agent, for the benefit of the Agent and the Lenders, a perfected, first-priority Lien on substantially all of the assets of the Target, all pursuant to documentation in form and substance acceptable to the Agent in its discretion.

    6.        The Credit Agreement is amended by deleting Schedule 1.1 and replacing it with the Schedule 1.1 attached hereto.

    7.        The effectiveness of this Amendment is expressly conditioned upon the following:

(a) the due execution and delivery of this Amendment by each of the parties hereto;

(b) the delivery to the Agent of duly executed originals of each of the documents set forth on the Closing Checklist, a copy of which is attached hereto as Exhibit A; and

(c) the payment by the Borrowers of the amendment fee described in the fee letter with the Agent.

    8.        To induce the Agent and the Lenders to enter into this Amendment, Borrowers and Guarantors hereby represent and warrant that, as of the date hereof, there exists no Default or Event of Default under the Credit Agreement.

    9.        Borrowers and Guarantors hereby restate, ratify, and reaffirm each and every term, condition, representation and warranty heretofore made by each of them under or in connection with the execution and delivery of the Credit Agreement, as modified hereby, and the other Loan Documents, as fully as though such representations and warranties had been made on the date hereof and with specific reference to this Amendment, except to the extent that any such representation or warranty relates solely to a prior date.

    10.        Except as expressly set forth herein, the Credit Agreement and the other Loan Documents shall be and remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligations of Borrowers and Guarantors to the Agent and the Lenders.

    11.        Borrowers agree to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery and enforcement of this Amendment and all other Loan Documents and any other transactions contemplated hereby, including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel to the Agent.

    12.        Borrowers and Guarantors agree to take such further action as the Agent shall reasonably request in connection herewith to evidence the agreements herein contained.

    13.        This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

    14.        This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns, and legal representatives and heirs, of the parties hereto.

    15.        This Amendment shall be governed by, and construed in accordance with, the laws of the State of Georgia.

        IN WITNESS WHEREOF, Borrowers, Guarantors, the Agent and the Lenders have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:

PSS WORLD MEDICAL, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

GULF SOUTH MEDICAL SUPPLY, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

PHYSICIAN SALES & SERVICE LIMITED PARTNERSHIP By: PSS World Medical, Inc., Its general partner By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

GUARANTORS:

PSS HOLDING, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

PSS SERVICE, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

PHYSICIAN SALES & SERVICE, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

THRIFTYMED, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

HIGHPOINT HOLDINGS, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

HIGHPOINT HEALTHCARE DISTRIBUTIONS, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

GULF SOUTH REIMBURSEMENT SERVICES, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

RBG HOLDINGS, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

PROCLAIM, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

ANCILLARY MANAGEMENT SOLUTIONS, INC. By: /s/ David D. Klarner Name: David D. Klarner Title: Vice President

[Signatures Continued on Next Page]

LENDERS:

BANK OF AMERICA, N.A. By: /s/ Mark Herdman Name: Mark Herdman Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION By: /s/ Steven Wagnblas Name: Steven Wagnblas Title: Duly Authorized Signatory

FLEET CAPITAL CORPORATION By: /s/ W. Reed Paden Name: W. Reed Paden Title: Vice President

WACHOVIA BANK, N.A. By: /s/ Eric Butler Name: Eric Butler Title: Managing Director
AGENT:

BANK OF AMERICA, N.A. By: /s/ Mark Herdman Name: Mark Herdman Title: Vice President

SCHEDULE 1.1

COMMITMENTS

Lender	Commitment	Pro Rata Share

Bank of America, N.A	$83,000,000	41.500%

General Electric Capital Corporation	$47,000,000	23.500%

Fleet Capital Corporation	$35,000,000	17.500%

Wachovia Bank, N.A	$35,000,000	17.500%